                                Eaton Corporation
                         2004 Annual Report on Form 10-K
                                   Item 15(c)
                                   Exhibit 12
                       Ratio of Earnings to Fixed Charges

                                                  Year ended December 31
                                          -------------------------------------
                                           2004    2003    2002    2001    2000
                                          -----   -----   -----   -----   -----
Income from continuing operations
   before income taxes                    $ 781   $ 508   $ 399   $ 278   $ 552

Adjustments
-----------

Minority interests in
   consolidated subsidiaries                  7      12      14       8       8
Income of equity investees                    0      (3)     (1)      0      (1)
Interest expensed                            88      93     110     149     182
Amortization of debt issue costs              1       2       2       1       1
Estimated portion of rent expense
   representing interest                     38      38      34      38      39
Amortization of capitalized interest         17      13      13      13      10
Distributed income of equity
   investees                                  3       0       0       0       1
                                          -----   -----   -----   -----   -----
Adjusted income from continuing
   operations before income taxes         $ 935   $ 663   $ 571   $ 487   $ 792
                                          =====   =====   =====   =====   =====

Fixed charges
-------------

Interest expensed                         $  88   $  93   $ 110   $ 149   $ 182
Interest capitalized                          7       7       8      12      22
Amortization of debt issue costs              1       2       2       1       1
Estimated portion of rent
   representing interest                     38      38      34      38      39
                                          -----   -----   -----   -----   -----
Total fixed charges                       $ 134   $ 140   $ 154   $ 200   $ 244
                                          =====   =====   =====   =====   =====

Ratio of earnings to fixed charges         6.98    4.73    3.71    2.44    3.25

Income from continuing operations before income taxes for years before 2002 includes amortization expense related to goodwill and other intangible assets. Upon adoption of Statement of Financial Accounting Standard No. 142 on January 1, 2002, Eaton ceased amortization of goodwill and indefinite life intangible assets.